As filed with the Securities and Exchange Commission on May 19, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EZCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2540145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1901 Capital Parkway, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)
EZCORP, INC. 2010 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary
EZCORP, Inc.
1901 Capital Parkway
Austin, Texas 78746
(Name and address of agent for service)
(512) 314-3400
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered	share (1)	price	registration fee
Class A Non-Voting Common Stock, par value, $0.01 per share	1,575,750 (2)	$18.54	$29,214,405	$2,083

(1)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the Class A Non-Voting Common Stock reported on The NASDAQ Stock Market on May 18, 2010.

(2)	Pursuant to Rule 416, this Registration Statement shall be deemed to cover such additional shares of Class A Non-Voting Common Stock as may become issuable pursuant to the antidilution provisions of the EZCORP, Inc. 2010 Long-Term Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of this Form has been omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3 — Incorporation of Documents by Reference.
The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) by EZCORP, Inc., a Delaware corporation (the “Company”) (Commission File No. 0-19424), are incorporated herein by reference and made a part hereof (except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act):
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009;

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2009 and March 31, 2010;

(c)	The Company’s Current Reports on Form 8-K filed on November 5, 2009; November 30, 2009; February 11, 2010; and February 16, 2010; and

(d)	The description of the Company’s Class A Non-Voting Common Stock contained in the Registration Statement on Form 8-A dated July 24, 1991, including any amendment or report filed to update such description.
Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4 — Description of Securities.
Not applicable.

Item 5 — Interests of Named Experts and Counsel.
Certain legal matters in connection with the validity of the Company’s Class A Non-Voting Common Stock offered hereby have been passed upon by Thomas H. Welch, Jr., Senior Vice President, General Counsel and Secretary of the Company. Mr. Welch is an employee and stockholder of the Company and will be a participant in the EZCORP, Inc. 2010 Long-Term Incentive Plan.
Item 6 — Indemnification of Directors and Officers.
Article Eighth of the Company’s Amended Certificate of Incorporation provides that the Company shall indemnify its present or former directors and officers, and may indemnify any employee or agent of the Company, to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”). Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify each of its present and former directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) to which such person is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, so long as (a) such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, or (b) such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein; provided, however, that in the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, indemnification is generally limited to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and is not available with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the Company unless and only to the extent that the court determines that such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 of the DGCL expressly provides that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 145 of the DGCL also gives the Company the power to purchase and maintain insurance on behalf of any of its present or former directors, officers, employees or agents, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, and the Company maintains directors and officers insurance policies for the benefit of its directors, officers and employees.
Item 7 — Exemption from Registration Claimed.
Not applicable.

Item 8 — Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit
Number	Description
4.1	Amended Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed on September 26, 2008, Commission File No. 33-153703)

4.2	Amended Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, Commission File No. 0-19424)

4.3	Specimen of Class A Non-Voting Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 effective August 23, 1991, Commission File No. 33-41317)

5.1*	Opinion of legal counsel

23.1*	Consent of independent registered public accounting firm

23.2*	Consent of legal counsel (included in Exhibit 5.1)

24.1*	Power of attorney (set forth on signature page)

99.1*	Amended and Restated EZCORP, Inc. 2010 Long-Term Incentive Plan, effective May 1, 2010

*	Filed herewith
Item 9 — Undertakings.
The Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(b)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 19, 2010.

EZCORP, INC.
By:	/s/ Joseph L. Rotunda
Joseph L. Rotunda,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Thomas H. Welch, Jr. as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below all amendments and post-effective amendments to this registration statement as that attorney-in-fact may deem necessary or appropriate.

Signature	Title	Date

/s/ Sterling B. Brinkley	Chairman of the Board	May 19, 2010
Sterling B. Brinkley

/s/ Joseph L. Rotunda	Chief Executive Officer	May 19, 2010
Joseph L. Rotunda	(principal executive officer) and Director

/s/ Paul E. Rothamel	President and Chief Operating	May 19, 2010
Paul E. Rothamel	Officer and Director

/s/ Joseph J. Beal	Director	May 19, 2010
Joseph J. Beal

/s/ William C. Love	Director	May 19, 2010
William C. Love

/s/ Gary C. Matzner	Director	May 19, 2010
Gary C. Matzner

Signature	Title	Date

/s/ Thomas C. Roberts	Director	May 19, 2010
Thomas C. Roberts

/s/ Richard D. Sage	Director	May 19, 2010
Richard D. Sage

/s/ Daniel M. Chism	Vice President and Chief	May 19, 2010
Daniel M. Chism	Accounting Officer (principal financial and accounting officer)

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed on September 26, 2008, Commission File No. 33-153703)

4.2	Amended Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2008, Commission File No. 0-19424)

4.3	Specimen of Class A Non-Voting Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 effective August 23, 1991, Commission File No. 33-41317)

5.1*	Opinion of legal counsel

23.1*	Consent of independent registered public accounting firm

23.2*	Consent of legal counsel (included in Exhibit 5.1)

24.1*	Power of attorney (set forth on signature page)

99.1*	Amended and Restated EZCORP, Inc. 2010 Long-Term Incentive Plan, effective May 1, 2010

*	Filed herewith